UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 12, 2006

FIRST INDIANA CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-14354
(Commission file number)

35-1692825
(I.R.S. Employer
Identification No.)

135 NORTH PENNSYLVANIA STREET
SUITE 2800
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 269-1200
(Registrant’s Telephone Number,
Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On December 12, 2006, the Compensation Committee approved the 2007 salary for Robert H. Warrington, President and Chief Executive Officer of the registrant and First Indiana Bank, N.A., a wholly-owned subsidiary of the corporation. Mr. Warrington’s 2007 salary will be $450,000, which is an increase of 3% or $13,000 from his 2006 salary.

        Further, on December 12, 2006, the Compensation Committee approved the following bonuses for 2006, which are payable in January 2007: David L. Maraman-$91,500; William J. Brunner-$87,750; Tim S. Massey-$78,000; and Reagan K. Rick-$86,625. Messrs. Maraman, Brunner, Massey, and Rick are Executive Vice Presidents of First Indiana Bank. Mr. Brunner is the Chief Financial Officer of the Company, and Mr. Rick is the Secretary of the Company. The bonuses payable to Messrs. Brunner, Maraman, and Rick are discretionary and not pursuant to the existing management incentive plan of the corporation. Mr. Massey joined the corporation on September 13, 2006 and was guaranteed a bonus of $72,000. The additional $6,000 of bonus for Mr. Massey was discretionary.

Item 8.01 Other Events.

        On December 12, 2006, the Compensation Committee of the Board of Directors of the registrant approved the 2007 Directors Compensation Program. Each non-employee director will receive annual compensation of $40,000. One half of the annual compensation is payable in quarterly cash payments, and the remaining one half of the compensation is payable in deferred shares to be granted on the first business day of 2007. The deferred shares will vest if the director is a member of the Board of Directors on December 31, 2007. Dividend equivalents are payable on the deferred shares in the form of deferred shares. Further, the Lead Director and the Chairman of the Audit Committee will also receive $5,000 in cash payable quarterly and the chairman of other board committees will also receive $3,000 payable quarterly. The 2007 Directors Compensation Program is unchanged from the 2005 and 2006 Directors Compensation Programs.

Signatures.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST INDIANA CORPORATION
Date: December 18, 2006	By:	/s/ William J. Brunner William J. Brunner Chief Financial Officer